AMENDMENT NO. 1
TO REGISTRATION AND PUT OPTION AGREEMENT

This Amendment No. 1 (this "Amendment") to the Registration Rights and Put Option Agreement dated March 23, 2016 (the "Agreement") is by and between Orangehook, Inc., a Minnesota corporation (the "Company") and David Batchelor ("Investor").

WHEREAS, Company and Investor have previously entered into the Agreement and the Company and Investor now wish to amend the Agreement due to certain events that have occurred subsequent to the execution of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Put Option. Sections 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

3.1 Put Option Shares. On the terms and subject to the conditions and restrictions contained herein, the Company hereby grants to Investor an irrevocable and non-assignable option (the "Put Option") to require the Company to repurchase up to 110,714 shares of Common Stock owned by Investor (or the equivalent number of shares of Common Stock owned by Investor following the Public Merger) subject to adjustment for Common Stock splits, dividends, combinations or reclassifications (the "Put Option Shares") at $14 per share up to a maximum aggregate of payments under this Section 3 of $1,550,000.

2. No Other Changes. Other than as specifically set forth herein, the Agreement shall be unaffected by this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Registration Rights and Put Option Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

The Company:

ORANGEHOOK, INC.

James Mandel
Chief Executive Officer

The Investor:

David Batchelor

[Amendment No. 1 to Registration Rights and Put Option Agreement]

58747997_1.doc